UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 6, 2006 (September 1, 2006)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code

(303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 1, 2006, Dividend Capital Total Realty Trust Inc. (the “Company”), through TRT Industrial Fund I LLC, the Company’s indirect wholly-owned subsidiary, entered into a joint venture agreement (the “Joint Venture”) with DCT Industrial Fund II LLC, an indirect wholly-owned subsidiary of Dividend Capital Trust Inc., (“Dividend Capital Trust”), an affiliate of the Company.

The Company’s Current Report on Form 8-K filed on July 27, 2006 describes the material terms of the Joint Venture and is incorporated into this Item 1.01 by reference.

A copy of the Joint Venture is attached as Exhibit 10.12 and is incorporated into this Item 1.01 by reference.

Table 1 represents a list of properties currently expected to be purchased pursuant to the Joint Venture from Dividend Capital Trust as part of an initial portfolio acquisition. The total acquisition cost of these properties is currently anticipated to be approximately $75 to $85 million on an aggregate basis, and the closing date for the acquisition of this initial portfolio is expected to be October 15th, 2006. Closing of the acquisition of these properties is subject to final due diligence and approval by the Company’s Board of Directors, including a majority of the Company’s independent directors. There is no assurance that the properties listed in Table 1 will be acquired pursuant to the Joint Venture on the specific terms described herein, or at all.

Table 1: List of Expected Joint Venture Properties

	Property	Market	Square Footage
1.	Park West L1	Cincinnati, OH	150,100
2.	Park West Q	Cincinnati, OH	198,600
3.	Rickenbacker IV	Columbus, OH	330,179
4.	Coasters Distribution Center	Dallas, TX	405,636
5.	Eagle Creek East	Minneapolis, MN	107,451
6.	Eagle Creek West	Minneapolis, MN	132,068
7.	Minnesota Valley III	Minneapolis, MN	232,804

		Subtotal	1,556,838

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No. 10.12	Joint Venture dated September 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc. (Registrant)

Date: September 6, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer